Exhibit 5.1

August 12, 2011

American Renal Associates Holdings, Inc.

966 Cherry Hill Drive

Beverly, MA 01915

Re:	American Renal Associates Holdings, Inc. Registration

Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel for American Renal Associates Holdings, Inc., a Delaware corporation ( the “Registrant”), in connection with the filing by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), in respect of the issuance of up to $7,500,000 aggregate principal amount of the Registrant’s new 9.75%/10.50% Senior PIK Toggle Notes due 2016 (the “New Notes”) in exchange for all of the Registrant’s issued and outstanding 9.75%/10.50% Senior PIK Toggle Notes due 2016 (the “Original Notes”) which were originally issued and sold by the Registrant in reliance upon an exemption from registration under the Securities Act and are subject to certain transfer restrictions.

The Original Notes were issued, and the New Notes will be issued, under that certain Indenture, dated March 4, 2011 (the “Indenture”), by and between the Registrant and Wilmington Trust, National Association, as trustee (the “Trustee”).

In connection with our representation of the Registrant and the preparation of this opinion letter, we have examined the following documents (collectively, the “Documents”):

1. the Registration Statement;

2. the Indenture;

3. the form of New Notes;

4. the Registrant’s Certificate of Incorporation, as amended, as filed with the Secretary of State of the State of Delaware;

5. the Registrant’s Bylaws, as amended;

6. resolutions adopted by the Registrant’s Board of Directors (including any committees thereof) in respect of the filing of the Registration Statement and the authorization and issuance of the New Notes, certified as of the date hereof by an officer of the Registrant; and

7. such other documents and matters of law as we have considered necessary or appropriate for the expression of the opinions contained herein.

In rendering the opinions set forth herein, we have assumed, without investigation, the following: (i) the genuineness of all signatures and the authenticity of all Documents submitted to us as originals, the conformity to authentic original documents of all Documents submitted to us as copies and the veracity of the Documents; (ii) that each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so; and (iii) each of the parties (other than the Registrant) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and the obligations of each party set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

Additionally, as to questions of fact in respect of the opinions hereinafter expressed, we have relied solely upon the Documents.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

1. the New Notes have been duly authorized for issuance; and

2. when duly executed, authenticated, issued and delivered by the Trustee in accordance with the terms of the Indenture (assuming the due authorization, execution and delivery of the Certificate of Authentication by the Trustee), the New Notes will constitute the valid and binding obligations of the Registrant.

The opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally, (ii) the effects of general equitable principles, whether enforcement is considered in a proceeding in equity or at law, (iii) the discretion of the court before which any proceeding therefor may be brought and (iv) to the extent required by any jurisdiction in which the New Notes are being executed, the payment of any documentary stamp taxes that may be due in connection therewith.

We express no opinion with respect to:

a) the effect of any provision of the Indenture or the New Notes that is intended to permit modification or waiver thereof only by means of an agreement signed in writing by the parties thereto;

b) the effect of any provision of the Indenture or the New Notes imposing penalties or forfeitures or any late charges, prepayment penalties, default interest or other similar provisions which may be deemed to constitute penalties;

c) the enforceability of any provision of either the Indenture or the New Notes to the extent that such provision constitutes a waiver of illegality as a defense to performance of contract obligations;

d) the effect of waivers of applicable statutes of limitations;

e) the enforceability of any provision of the Indenture or the New Notes regarding the severability of clauses or provisions of that document;

f) the effect of any provision of the Indenture or the New Notes relating to indemnification, contribution or exculpation in connection with violations of any securities laws or relating to indemnification, contribution or exculpation in connection with willful, reckless or criminal acts or negligence of the indemnified or exculpated person or the person receiving contribution;

g) the enforceability of the provisions of the Indenture or the New Notes (i) restricting access to legal or equitable remedies, (ii) purporting to waive or affect any rights to notices, (iii) allowing any party to declare indebtedness due and payable without notice (as some courts have held that acceleration may not be made except by an unequivocal act of the holder evidencing acceleration, which may include notice to the debtor), (iv) covenanting to take action the taking of which is discretionary with or subject to the approval of a third party or which is otherwise subject to contingencies the fulfillment of which are not within the control of the parties so covenanting, (v) providing for specific performance and appointment of a receiver, (vi) providing that the failure by the Trustee or any holder of the New Notes to exercise any right, remedy or option under the Indenture or the New Notes shall not operate as a waiver, or (vii) purporting to establish evidentiary standards for suit or proceedings to enforce the Indenture or the New Notes; and

h) the validity, binding effect or enforceability of any provision of the Indenture or the New Notes related to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York.

This opinion letter is limited to the matters stated herein, and no opinions may be implied or inferred beyond the matters expressly stated herein. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof.

This opinion letter is being furnished to the Registrant solely for submission to the Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon by, quoted in any manner to or delivered to any other person or entity without, in each instance, our prior written consent.

We do not express any opinion herein concerning any law other than the laws of the State of Delaware, the laws of the State of New York and the federal laws of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Sincerely,

GREENBERG TRAURIG, LLP

/s/ Greenberg Traurig, LLP